Exhibit 99.1

FOR IMMEDIATE RELEASE
December 4, 2008

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT & CEO, COMMUNITY TRUST BANCORP, INC., AT (606) 437-3294.

Community Trust Bancorp, Inc. (NASDAQ-CTBI) is pleased to announce the addition of Nick Carter of Ashland, Kentucky to its Board of Directors.  Mr. Carter is the President and COO of Natural Resource Partners L.P. and its subsidiaries (NYSE:NRP) as well as Western Pocahontas Properties Limited Partnership and New Gauley Coal Corporation headquartered in Huntington, West Virginia.  Mr. Carter has extensive experience in the coal and timber industry having previously been with MAPCO Coal for eight years. Prior to his involvement within the coal industry, Mr. Carter was in private law practice in Lexington, KY. Mr. Carter has a strong interest in economic development.  He is Chairman of the National Council of Coal Lessors, Past-Chairman of the Huntington Regional Chamber of Commerce, the West Virginia Chamber of Commerce and Junior Achievement of the Ohio Valley and is a board member of the Kentucky Coal Association, the West Virginia Coal Association and the WV Clay Center for the Arts and Sciences.  Mr. Carter holds BS and JD degrees from the University of Kentucky and an MBA from the University of Hawaii.

“We are very pleased to have Mr. Carter join our board of directors.  He brings with him a level of experience and knowledge that makes him a valuable addition to our board,” said Jean R. Hale, Chairman, President and CEO.

Community Trust Bancorp, Inc., with assets of $2.9 billion, is headquartered in Pikeville, Kentucky and has 71 banking locations across eastern, central, south central, and northeastern Kentucky, 6 banking locations in southern West Virginia, and 5 trust offices across Kentucky.